PRICING SUPPLEMENT NUMBER 26                    Filed Under Rule
(To Prospectus dated January 11, 1995)          424(b)(2) and 424(c)
CUSIP 71345L DM 7                               File No. 33-57181



                             $25,000,000

                             PEPSICO, INC.





             		Step-Up Notes Due November 15, 2010
		                Interest Payable Semiannually
                   	_______________________

 Underwriter: Smith Barney Inc.

 Initial Offering Price: 100.00%

 Underwriter's Discount:  0.00%

 Currency:  U. S. Dollars

 Date of Issue:   November 15, 1995

 Issuance form:   Book entry

 Scheduled Maturity Date: November 15, 2010

 Interest Rate:    November 15, 1995-November 14, 1997      7.00%
                   November 15, 1997-November 14, 1998      7.05%
                   November 15, 1998-November 14, 1999      7.10%
                   November 15, 1999-November 14, 2000      7.15%
                   November 15, 2000-November 14, 2001      7.20%
                   November 15, 2001-November 14, 2002      7.25%
                   November 15, 2002-November 14, 2003      7.30%
                   November 15, 2003-November 14, 2004      7.35%
                   November 15, 2004-November 14, 2005      7.40%
                   November 15, 2005-November 14, 2006      7.45%
                   November 15, 2006-November 14, 2007      7.50%
                   November 15, 2007-November 14, 2008      7.55%
                   November 15, 2008-November 15, 2009      7.75%
                   November 15, 2009-November 14, 2010      8.00%

Day count basis:  30/360

Interest Accrual Date: November 15, 1995, or the most recent date for which interest has been paid or provided for, as the case may be. Interest will accrue from each Interest Accrual Date to but excluding the next succeeding Interest Payment Date.

Interest Payment Dates: Semiannually on the 15th of May and November, commencing May 15, 1996, and ending on the Scheduled Maturity Date or an earlier Optional Redemption Date.

Principal Payment Dates: Scheduled Maturity Date, or an earlier
Optional Redemption Date.

Business Days: New York

Calculation Agent:  PepsiCo, Inc.

Optional Redemption Dates: The Step-Up Notes Due November 15, 2010
(the "Notes") may be redeemed, in whole but not in part, at the option of PepsiCo, at 100% of the principal amount thereof, plus accrued interest to the date of such redemption, on November 15, 1997, or any subsequent Interest Payment Date prior to the Scheduled Maturity Date, upon 30 days' written notice by PepsiCo to the holders of such Notes.

Option to elect prepayment: None

Sinking fund:  Not applicable

Settlement Date: November 15, 1995

The Notes will be purchased by the Underwriter at 100.00% of their principal amount (the "Initial Offering Price"). The Underwriter has advised PepsiCo that it intends to offer all or part of the Notes directly to the public initially at the Initial Offering Price of such Notes. After the Notes are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Underwriter.

For U.S. federal income tax purposes, the Notes will be treated as Fixed Rate Debt Securities, issued without OID. This treatment is consistent with the applicable provisions of the Internal Revenue Code of 1986, as amended, and the final OID regulations, which are generally effective for debt instruments issued on or after April 4, 1994.


                     ____________________________

                         Smith Barney Inc.
                     ____________________________

October 31, 1995